Exhibit 5.1

300 North LaSalle
Chicago, IL 60654
United States

+1 312 862 2000	Facsimile:
+1 312 862 2200
www.kirkland.com

June 7, 2018

Infrastructure and Energy Alternatives, Inc.

6235 Digital Way

Suite 460

Indianapolis, IN  46278

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (Registration No. 333-224337) (as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to, among other things:

i.                                          the issuance by the Company of up to 750,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), that be issued upon exercise of 1,500,000 warrants issued in a private placement transaction in March 2018 (the “Backstop Warrants” and the shares underlying such Backstop Warrants, the “Backstop Shares”) to certain investors, provided in the case of the Backstop Warrants that such warrants are exercised by transferees that acquired the Backstop Warrants in registered transactions following the effective date of the Registration Statement (collectively, the “Primary Securities”); and

ii.                                       the offer and sale, from time to time, by certain of the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of (a) the Backstop Warrants and the Backstop Shares, (b) 10,428,500 shares of Common Stock issued to IEA Energy Services LLC (“IEA Parent”) (the “Merger Agreement Shares”) pursuant to the terms of the Agreement and Plan of Merger, dated November 26, 2017, by and among the Company (formerly known as “M III Acquisition Corp.”), IEA Parent and IEA Services LLC and the other parties thereto (as amended, the “Merger Agreement”); and (c) 469,968 shares of Common Stock issued in private placements to certain financial advisors to the Company and IEA Parent concurrently with the consummation of the transactions contemplated by the Merger Agreement (the “Advisor Agreement Shares”).

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In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”) filed with the Secretary of State of the State of Delaware on March 26, 2018, (ii) the Amended and Restated Bylaws of the Company, (iii)  certain resolutions adopted by the Company’s Board of Directors, (iv) the Registration Statement, (v) the Amended and Restated Warrant Agreement, dated as of March 26, 2018, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); (vi) the Merger Agreement; (vii) the Waiver, Consent and Agreement to Transfer Shares, dated March 20, 2018, among the parties to the Merger Agreement, (viii) the agreements pursuant to which the Advisor Agreement Shares were issued; and (ix) such other certificates, statutes and other instruments and documents that we considered necessary or appropriate for the purpose of rendering the opinions set forth below.

For purposes of rendering the opinions set forth below, we have made the following assumptions: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) each person signing the documents that we reviewed has the legal capacity and authority to do so; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (v) all securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, if any; and (vi) at the time of the issuance of any shares of Common Stock, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Company will have the necessary organizational power and authority to issue such shares of Common Stock, and (c) the Company will have made available for issuance such shares of Common Stock.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Merger Agreement Shares and the Advisor Agreement Shares have been validly issued and are fully paid and non-assessable; and (ii) the Backstop Shares will be validly issued, fully paid and non-assessable when issued and sold against payment therefor in accordance with the terms of the Charter and the Warrant Agreement.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP